Exhibit 99.1

Digital Brands Group Announces Channel Expansion into Amazon Marketplace

AUSTIN, Texas, June 24, 2021 /PRNewswire/ -- Digital Brands Group, Inc. ("DBG") (NASDAQ: DBGI), a curated collection of luxury lifestyle, digital-first brands, announced today that they are expanding their already expansive e-commerce ecosystem by launching a select group of brands on Amazon this Fall.

As the pandemic shifted more shopping online, Amazon overtook Walmart as the top apparel seller, according to a Wells Fargo report in March. Wells Fargo estimates Amazon's apparel and footwear sales in the U.S. grew by roughly 15% in 2020 to more than $41 billion, which is 20% to 25% above rival Walmart.

According to a 2020 report from VentureBeat, the most popular shopping categories among Amazon Prime shoppers in the US are electronics, apparel, and home and kitchen goods. According to a September 2018 report from Retail Dive, Amazon product searches for women's clothing had a 42% market share.

Laura Dowling, DBG's Chief Marketing Officer, said, "Amazon adds an additional customer acquisition channel to our marketing strategy. We have reviewed data from several apparel brands that have leveraged Amazon's marketplace and we are excited about the opportunity this channel adds to our customer acquisition and brand awareness."

DBG is excited to be finalizing an agreement with a marketing services firm that specializes in Amazon advertising, which we believe will quickly and effectively provide additional brand awareness and bolster customer acquisition. The Company has a tactical plan for expansion onto Amazon, with the ultimate goal being a fully interactive custom DBG store with exclusive content in the near future.

"Amazon is a juggernaut in the retail industry regardless what category you are in. It is imperative to any brand to have a well-designed, high traffic presence on the platform to add to brand recognition and promote sales both through the platform and on other channels the bottom line." Said Laura Dowling. "Our data gives DBG great confidence we can hit above average conversion rates at a cost for customer acquisition compared to industry standards, we look forward to sharing the results of this project in the coming months."

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG's plans, objectives, projections and expectations relating to DBG's operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; disruption to DBGs distribution system; the financial strength of DBG's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG's ability to implement its business strategy; DBG's ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG's and its vendors' ability to maintain the strength and security of information technology systems; the risk that DBG's facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG's ability to properly collect, use, manage and secure consumer and employee data; stability of DBG's manufacturing facilities and foreign suppliers; continued use by DBG's suppliers of ethical business practices; DBG's ability to accurately forecast demand for products; continuity of members of DBG's management; DBG's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG's ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG's financial results is included from time to time in DBG's public reports filed with the SEC, including DBG's Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Digital Brands Group, Inc. Company

Contact Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047

SOURCE Digital Brands Group, Inc.

Related Links

https://www.digitalbrandsgroup.co

SOURCE Digital Brands Group, Inc.